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                                                                     EXHIBIT 8.1

                                November 30, 1999



Banc of America Securities LLC              Prudential Securities Incorporated
100 North Tyron Street                      One New York Plaza
10th Floor                                  New York, New York 10292
Charlotte, North Carolina 28255
                                            Fitch IBCA, Inc.
Credit Suisse First Boston Corporation      One State Street Plaza
11 Madison Avenue, 6th Floor                New York, New York 10004
New York, New York  10010-3629
                                            Standard & Poor's Ratings Services
Lehman Brothers Inc.                        55 Water Street
Three World Financial Center                New York, New York 10041
New York, New York 10285
                                            Duff & Phelps Credit Rating Co.
Merrill Lynch, Pierce, Fenner               17 State Street
  & Smith Incorporated                      New York, New York 10004
North Tower
World Financial Center                      U.S. Bank Trust National Association
New York, New York 10281                    180 East Fifth Street
                                            Saint Paul, Minnesota 55101


     Re: Conseco Finance Corp./Conseco Finance Securitizations Corp. Certificates for Home Equity Loans, Series 1999-H

Gentlemen:

     We have acted as counsel for Conseco Finance Corp. ("Conseco") and Conseco Finance Securitizations Corp. ("CFSC") in connection with their execution of (a) a Pooling and Servicing Agreement, dated as of November 1, 1999 (the "Pooling and Servicing Agreement"), among Conseco, CFSC and U.S. Bank Trust National Association, as Trustee (the "Trustee"), and CFSC's establishment, pursuant thereto, of Home Equity Loan Trust 1999-H (the "Trust") and (b) a Transfer Agreement, dated as of November 1, 1999, between Conseco and CFSC. All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

Banc of America Securities LLC
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated
Prudential Securities Incorporated
Fitch IBCA, Inc.
Standard & Poor's Ratings Services
Duff & Phelps Credit Rating Co.
U.S. Bank Trust National Association
November 30, 1999
Page 2


     Pursuant to the Pooling and Servicing Agreement, CFSC will transfer to the Trust the Loans and certain related property and Conseco will act as Servicer of the Loans and provide a Class B-2 Limited Guaranty in respect of the Class B-2 Certificates against losses on the Loans.

     Conseco and CFSC have requested that we provide to you our opinion whether the Master REMIC and Subsidiary REMIC will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

     In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that CFSC and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC and Subsidiary REMIC in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Certificates.

     Based upon the foregoing, as of the date hereof it is our opinion that:
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Banc of America Securities LLC
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner
  & Smith Incorporated
Prudential Securities Incorporated
Fitch IBCA, Inc.
Standard & Poor's Ratings Services
Duff & Phelps Credit Rating Co.
U.S. Bank Trust National Association
November 30, 1999
Page 3


     1. The Master REMIC and Subsidiary REMIC created pursuant to the Pooling and Servicing Agreement will each qualify as a REMIC under the Code and under the REMIC Regulations. The Certificates will evidence ownership of the "regular interests" in the Master REMIC. The Class C Master Certificate will evidence ownership of the single class of "residual interests" in the Master REMIC. The Subsidiary REMIC Regular Interests will evidence ownership of the "regular interests" in the Subsidiary REMIC. The Class C Subsidiary Certificate will evidence ownership of the single class of "residual interests" in the Subsidiary REMIC.

     2. For Minnesota income and franchise tax purposes, the Trust (excluding the Pre-Funding Account) will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through December 31, 1998.

     3. Ownership of a Certificate will not be a factor in determining whether the owner is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, such owner will not become subject to such Minnesota taxes solely by virtue of owning a Certificate.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is being delivered to you at the request of Conseco and CFSC only for your use. It may not be circulated or republished to or relied upon by any other person without our prior written consent.

                                      Very truly yours,